HENDERSON, Nev., Jan. 21, 2020 (GLOBE NEWSWIRE) -- US Lithium Corp. (OTC QB: LITH) (the ”Company”) is pleased to announce that, effective January 20, 2020, it has acquired four cannabinoid related contracts between Hemp Cloud 9 and four unrelated parties in exchange for 4.7M shares of LITH stock. As a result of these acquisitions the Company will change its primary business from minerals to cannabinoids. The Company also intends to change its name, stock symbol and website within the next 30 days to better reflect this new strategic direction.

Through this acquisition the Company now has contractual relationships with well-known farmers for raw material acquisition, certified contract manufacturers for production, and distribution partners to sell exceptional products at the lowest possible cost to both the CBD and medical industry. The Company will control its products from ’seed to shelf’ without the need for expensive infrastructure and operating overhead. Instead, the Company will be able to dedicate its resources primarily to product development and sales.

“This acquisition positions our company as a contract manufacturer and supplier in the high growth cannabinoid industry. Going forward our focus will be on helping improve the lives of individuals while maximizing shareholder value,” stated Gregory Rotelli, Chairman of the Board.

The collective market for CBD sales is expected to exceed $20 billion in the United States by 2024, according to BDS Analytics and ArcView Market Research. The Company now has the key farming, manufacturing, and distribution agreements in place to become a major force in this exciting new growth industry. Announcements regarding initial products and distribution channels will be forthcoming over the coming weeks.

Notice Regarding Forward-Looking Statements
Disclaimer: This press release contains statements, which may constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of US Lithium Corp. and members of their management and Board of Directors as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully and the ability to complete before-mentioned transactions. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Contact:
Gregory Rotelli
www.uslithiumcorp.com